EXHIBIT 5.1
April 17, 2007
Nuance Communications, Inc.
1 Wayside Road
Burlington, MA 01803
     Re:     Registration Statement on Form S-8/S-3
Ladies and Gentlemen:
     I have examined the Registration Statement on Form S-8/S-3 to be filed by Nuance Communications, Inc. (the “Company”) with the Securities and Exchange Commission on or about April 17, 2007 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, of 2,296,340 shares of Common Stock, par value $0.001 per share (the “Shares”) of which 662,434 have been issued pursuant to a stand-alone inducement restricted stock grant to one of the Company’s executive officers and 400,000 have been issued pursuant to a stand-alone inducement stock option grant to one of the Company’s executive officers.
     It is my opinion that, as or when issued and sold in the manner described in the Agreement the shares will be legally and validly issued, fully-paid and non-assessable.
     I consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of my name wherever appearing in the Registration Statement and any amendments thereto.

Sincerely,
/s/ Garrison R. Smith

Garrison R. Smith Director, Corporate Legal Services Nuance Communications, Inc.